Exhibit h(3)

DISTRIBUTION CONTRACT

AllianzGI Institutional Multi-Series Trust

1633 Broadway

New York, New York 10019

Effective Date – June 30, 2014

Allianz Global Investors Distributors LLC

1633 Broadway

New York, New York 10019

Ladies and Gentlemen:

This will confirm the agreement between the undersigned (the “Trust”) and you (the “Distributor”) as follows:

1. Description of Trust and Classes of Shares. The Trust is an open-end investment company that presently has the investment portfolios identified on Schedule A to this Contract (each a “Portfolio,” and collectively, the “Portfolios”). Additional investment portfolios may be established in the future. This Contract shall pertain to the Portfolios and to such additional investment portfolios as shall be designated in amendments or supplements to Schedule A hereto, as further agreed between the Trust and the Distributor. A separate series of shares of beneficial interest in the Trust is offered to investors with respect to each Portfolio, and each Portfolio currently offers one class of shares. The Trust engages in the business of investing and reinvesting the assets of the Portfolios in the manner and in accordance with the investment objectives and restrictions specified in the Trust’s currently effective Private Placement Memorandum(s), Statement(s) of Additional Information and shareholders guide(s) relating to the shares of the Portfolios included in the Trust’s Registration Statement, as amended from time to time (the “Registration Statement”), as filed by the Trust under the Investment Company Act of 1940, as amended (together with the rules and regulations thereunder, the “1940 Act”). Copies of the documents referred to in the preceding sentence have been furnished to the Distributor. Any amendments to those documents shall be furnished to the Distributor promptly.

2. Appointment and Acceptance. The Trust hereby appoints the Distributor as a distributor of shares of beneficial interest in the Trust (the “shares”) and as servicing agent of shareholders and shareholder accounts of the Trust, and the Distributor hereby accepts such appointment in accordance with the terms and conditions set forth herein. As the Trust’s agent, the Distributor shall, except to the extent provided in Section 4 hereof, be the exclusive distributor for the unsold portion of the shares.

3. Sales. The Distributor shall use best efforts to identify to the Trust, orally or in writing, potential investors, on a global basis, which shall be sophisticated and financially qualified individuals and institutional investors. Such potential investors may include, but will not be limited to, trusts, high net worth individuals, family offices, funds of funds, professional investors, corporations, pension plans, ERISA plans, endowments, banks and other sophisticated and qualified entities. While the Distributor does not guarantee the eligibility of any prospective investor, and it is the Trust’s sole responsibility to determine the same, the Distributor will only approach a potential investor that it reasonably believes is an “accredited investor” under Regulation D of the Securities Act of 1933, as amended (the “1933 Act”).

The Trust shall sell through the Distributor, as the Trust’s agent, shares to eligible investors as described in the Registration Statement. All orders through the Distributor shall be subject to acceptance and confirmation by the Trust. The Distributor agrees that no prospective investors will be deemed accepted by the Trust as an investor in the Portfolios until appropriate subscription documents are accepted from such potential investor and executed by the Trust. The Trust shall have the right, at its election, to deliver either shares issued upon original issue or treasury shares.

The Distributor covenants that at such time as a potential investor requests written information regarding the Portfolios the Distributor shall: (a) notify the Trust promptly; (b) provide the Trust with the e-mail address of such potential investor; and (c) direct the Trust to deliver to such potential investor the applicable Private Placement Memorandum, including the Subscription Agreement and other exhibits. The Distributor will not offer any shares of the Portfolios for sale on the basis of any communications or documents relating to the Portfolios except: (i) the applicable Private Placement Memorandum; (ii) any cover or transmittal letter satisfactory in form and substance to the Trust; and (iii) any other information or documents approved in writing by the Trust.

The Distributor will not make any untrue statement of any material fact to any offeree or purchaser of shares of a Portfolio (other than any such statement that is based upon information contained in the applicable Private Placement Memorandum or in any selling material approved in writing by the Trust, which information the Distributor believes to be true at the time such statement is made).

On every sale, the Trust shall receive the net asset value of the shares. The net asset value of the shares shall be determined in the manner provided in the Amended and Restated Agreement and Declaration of Trust, as from time to time amended or restated (the “Declaration of Trust”), and the By-laws of the Trust, as from time to time amended or restated.

4. Sales of Shares by the Trust. In addition to sales through the Distributor, the Trust reserves the right to issue shares at any time directly to its shareholders as a stock dividend or stock split or to sell shares to its shareholders or other persons at not less than net asset value to the extent that the Trust, its officers, or other persons associated with the Trust participate in the sale, or to the extent that the Trust receives purchase requests for shares.

5. Fees. At this time, no compensation will be paid to the Distributor in connection with the services it provides under this Contract. The parties may agree to alternative compensation arrangements in the future.

6. Reservation of Right Not to Sell. The Trust reserves the right to refuse at any time or times to sell any of its shares for any reason deemed adequate by it.

7. Repurchase of Shares. The Distributor will act as agent for the Trust in connection with the repurchase and redemption of shares by the Trust upon the terms and conditions set forth in the Registration Statement or as the Trust acting through its Trustees may otherwise direct.

8. Basis of Purchases and Sales of Shares. The Distributor’s obligations hereunder shall be on a best efforts basis only and the Distributor shall not be obligated to sell any specific number of shares. Shares will be sold by the Distributor only against orders therefor. The Distributor will not purchase shares from anyone other than the Trust except in accordance with Section 7 hereof, and will not take “long” or “short” positions in shares contrary to any applicable provisions of the Declaration of Trust.

9. Rules of Securities Associations, etc. As the Trust’s agent, the Distributor may sell and distribute shares in such manner not inconsistent with the provisions hereof and the Trust’s Registration Statement as the Distributor may determine from time to time. In this connection, the Distributor shall comply with all laws, rules and regulations applicable to it, including, without limiting the generality of the foregoing, all applicable rules or regulations under the 1940 Act and of any securities association registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “1934 Act”). The Distributor will conform to the Conduct Rules of FINRA and the securities laws of any jurisdiction in which it sells, directly or indirectly, any shares. The Distributor also agrees to furnish to the Trust sufficient copies of any agreement or plans it intends to use in connection with any sales of shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

10. Independent Contractor. The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees as such is or shall be an employee of the Trust. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

11. Registration and Qualification of Shares. The Trust agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the shares for sale under the so-called “Blue Sky” Laws of any state or for maintaining the registration of the Portfolios of the Trust and the Trust under the 1940 Act, to the end that there will be available for sale from time to time such number of shares as the Distributor may reasonably be expected to sell. The Trust shall advise the Distributor promptly of (a) any action of the Securities and Exchange Commission or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Trust, the Portfolios or the shares thereof, or rights to offer such shares for sale and (b) the happening of any event that makes untrue any statement or that requires the making of any change in the Registration Statement or Private Placement Memorandums in order to make the statements therein not misleading.

12. Securities Transactions. The Trust agrees that the Distributor may effect a transaction on any national securities exchange of which it is a member for the account of the Trust and any Portfolios of the Trust that is permitted by Section 11(a) of the 1934 Act.

13. Expenses.

(a) The Distributor shall from time to time employ or associate with it such persons as it believes necessary to assist it in carrying out its obligations under this Contract. The compensation of such persons shall be paid by the Distributor.

(b) The Distributor shall pay all expenses incurred in connection with its qualification as a dealer or broker under Federal or state law.

(c) If applicable, the Distributor will pay all expenses of preparing, printing and distributing advertising and sales literature as such expenses relate to shares (apart from expenses of registering shares under the 1940 Act and the preparation and printing of Private Placement Memorandums and reports for shareholders as required by applicable law and the direct expenses of the issue of shares, except that the Distributor will pay the cost of the preparation and printing of prospectuses and shareholders’ reports used by it in the sale of Trust shares). The Trust may enter into arrangements with affiliates of the Distributor providing for the payment by such affiliates of some or all of these expenses as they relate to the shares of the Portfolios.

(d) The Trust shall pay or cause to be paid all expenses incurred in connection with (i) the preparation, printing and distribution to shareholders of the applicable Private Placement Memorandum(s) and reports and other communications to existing shareholders, (ii) future registrations of shares under the 1940 Act, (iii) amendments of the Registration Statement subsequent to the initial public offering of shares, (iv) qualification of shares for sale in jurisdictions designated by the Distributor, including under the securities or so-called “Blue Sky” laws of any State, (v) qualification of the Trust as a dealer or broker under the laws of jurisdictions designated by the Distributor, (vi) qualification of the Trust as a foreign corporation authorized to do business in any jurisdiction if the Distributor determines that such qualification is necessary or desirable for the purpose of facilitating sales of shares, (vii) maintaining facilities for the issue and transfer of shares, and (viii) supplying information, prices and other data to be furnished by the Trust under this Contract.

(e) The Trust shall pay any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor.

14. Indemnification of Distributor. The Trust shall prepare and furnish to the Distributor from time to time such number of copies of the most recent form of the Registration Statement filed with the Securities and Exchange Commission as the Distributor may reasonably request. The Trust authorizes the Distributor to use the Registration Statement, in the form furnished to the Distributor from time to time, in connection with the sale of shares. The Trust shall indemnify, defend and hold harmless the Distributor, its officers and directors (or persons performing similar functions as a director of a corporation, together “directors”) and any person who controls the Distributor within the meaning of the 1933 Act, from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers and directors or any such controlling person may incur under the 1933 Act, the 1940 Act, the common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated in either or necessary to make the statements in either not misleading. This Contract shall not be construed to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Contract. This indemnity agreement is expressly conditioned upon the Trust being notified of any action brought against the Distributor, its officers or directors or any such controlling person, which notification shall be given by letter or facsimile addressed to the Trust at its principal office in New York, New York, and sent to the Trust by the person against whom such action is brought within 10 days after the summons or other first legal process shall have been served. The failure to notify the Trust of any such action shall not relieve the Trust from any liability that it may have to the person against whom such action is brought by reason of any such alleged untrue statement or omission otherwise than on account of the indemnity agreement contained in this Section 14. The Trust shall be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, the defense shall be conducted by counsel chosen by the Trust and approved by the Distributor. If the Trust elects to assume the defense of any such suit and retain counsel approved by the Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in case the Trust does not elect to assume the defense of any such suit, or in the case the Distributor does not approve of counsel chosen by the Trust, the Trust will reimburse the Distributor, its officers and directors or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Distributor or them. In addition, the Distributor shall have the right to employ counsel to represent it, its officers and directors and any such controlling person who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Distributor against the Trust hereunder if in the reasonable judgment of the Distributor it is advisable for the Distributor, its officers and directors or such controlling person to be represented by separate counsel, in which event the fees and expenses of such separate counsel shall be borne by the Trust. This indemnity agreement and the Trust’s representations and warranties in this Contract shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, its officers and directors or any such controlling person. This indemnity agreement shall inure exclusively to the benefit of the Distributor and its successors, the Distributor’s officers and directors and their respective estates and any such controlling persons and their successors and estates. The Trust shall promptly notify the Distributor of the commencement of any litigation or proceedings against it in connection with the issue and sale of any shares.

15. Indemnification of Trust. The Distributor agrees to indemnify, defend and hold harmless the Trust, its officers and Trustees and any person who controls the Trust within the meaning of the 1933 Act, from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that the Trust, its officers or Trustees or any such controlling person, may incur under the 1933 Act, the 1940 Act, the common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its officers or Trustees or such controlling person resulting from such claims or demands shall arise out of or be based upon (a) any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust specifically for use in the Registration Statement or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or necessary to make such information not misleading, (b) any alleged act or omission on the Distributor’s part as the Trust’s agent that has not been expressly authorized by the Trust in writing, and (c) any claim, action, suit or proceeding that arises out of or is alleged to arise out of the Distributor’s failure to exercise reasonable care and diligence with respect to its services rendered in connection with investment, reinvestment, employee benefit and other plans for shares. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or an officer or a

Trustee may be entitled as a matter of law. This indemnity agreement is expressly conditioned upon the Distributor being notified of any action brought against the Trust, its officers or Trustees or any such controlling person, which notification shall be given by letter or facsimile addressed to the Distributor at its principal office (currently in New York, New York), and sent to the Distributor by the person against whom such action is brought, within 10 days after the summons or other first legal process shall have been served. The failure to notify the Distributor of any such action shall not relieve the Distributor from any liability that it may have to the Trust, its officers or Trustees or such controlling person by reason of any alleged misstatement, omission, act or failure on the Distributor’s part otherwise than on account of the indemnity agreement contained in this Section 15. The Distributor shall have a right to control the defense of such action with counsel of its own choosing and approved by the Trust if such action is based solely upon such alleged misstatement, omission, act or failure on the Distributor’s part, and in any other event the Trust, its officers and Trustees or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action at their own expense. If the Distributor elects to assume the defense of any such suit and retain counsel approved by the Trust, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in case the Distributor does not elect to assume the defense of any such suit, or in the case the Trust does not approve of counsel chosen by the Distributor, the Distributor will reimburse the Trust, its officers and Trustees or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Trust or them. In addition, the Trust shall have the right to employ counsel to represent it, its officers and Trustees and any such controlling person who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Trust against the Distributor hereunder if in the reasonable judgment of the Trust it is advisable for the Trust, its officers and Trustees or such controlling person to be represented by separate counsel, in which event the fees and expense of such separate counsel shall be borne by the Distributor. This indemnity agreement and the Distributor’s representations and warranties in this Contract shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust, its officers and Trustees or any such controlling person. This indemnity agreement shall inure exclusively to the benefit of the Trust and its successors, the Trust’s officers and Trustees and their respective estates and any such controlling persons and their successors and estates. The Distributor shall promptly notify the Trust of the commencement of any litigation or proceedings against it in connection with the issue and sale of any shares.

16. Assignment Terminates this Contract; Amendments of this Contract. This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Contract may be amended only if such amendment be approved (i) either (x) by action of the Trustees of the Trust or (y) at a meeting of the shareholders of the Trust by the affirmative vote of a majority of the outstanding shares of the Trust, and (ii) by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Contract by vote cast in person at a meeting called for the purpose of voting on such approval.

17. Effective Period and Termination of this Contract. This Contract shall take effect upon the date first above written and shall remain in full force continuously as to a Portfolio and any class of shares thereof (unless terminated automatically as set forth in Section 16 hereof) until terminated:

(a) Either by such Portfolio or such class or the Distributor by not less than sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

(b) Automatically as to any Portfolio or class thereof at the close of business two years from the date this Contract became effective with respect to such Portfolio or class, or upon the expiration of one year from the effective date of the last continuance of this Contract with respect to such Portfolio or class, whichever is later, if the continuance of this Contract is not specifically approved at least annually, beginning with the second year after the date this Contract became effective with respect to such Portfolio or class, by (i) either (x) the Trustees of the Trust or (y) the shareholders of such Portfolio or such class by the affirmative vote of a majority of the outstanding shares of such Portfolio or such class, and (ii) by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Contract by vote cast in person at a meeting called for the purpose of voting on such approval.

Action by a Portfolio or a class thereof under (a) above may be taken either (i) by vote of the Trustees of the Trust, or (ii) by the affirmative vote of a majority of the outstanding shares of such Portfolio or such class. The requirement under (b) above that the continuance of this Contract be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act, the rules and regulations thereunder and related interpretations of the Securities and Exchange Commission (the “SEC”) and/or its Staff.

Termination of this Contract pursuant to this Section 17 shall be without the payment of any penalty. If this Contract is terminated or not renewed with respect to one or more Portfolios or classes thereof, it may continue in effect with respect to any Portfolio or any class thereof as to which it has not been terminated (or has been renewed).

18. Limited Recourse. The Distributor hereby acknowledges that the Trust’s obligations hereunder with respect to the servicing fee payable, if applicable, with respect to the shares of any Portfolio of the Trust or a particular class of shares of a Portfolio are binding only on the assets and property belonging to such Portfolio or allocated to such class.

19. Certain Definitions. For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares” means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Trust, Portfolio or class, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Trust, Portfolio or class, as the case may be, entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Trust, Portfolio or class, as the case may be, entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “interested persons” and “assignment” shall have their respective meanings defined in the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its Staff. Certain other items used herein that are not otherwise defined have the meaning given in the Trust’s Registration Statement or constituent agreements or documents of the Trust.

This Contract may be executed in counterparts, which together shall constitute one and the same instrument.

A copy of the Trust’s Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

This Contract constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and current understandings and agreements, whether written or oral, with respect to such subject matter.

[Signature page follows.]

If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ACCEPTED:

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:	/s/ John C. Carroll
Name:	John C. Carroll
Title:	Managing Director, Chief Executive Officer (Head of Retail Distribution U.S.)

[Signature Page to Distribution Contract]

Schedule A

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

Separate Investment Portfolios

Portfolio Name

AllianzGI Global Small-Cap Opportunities Portfolio

AllianzGI U.S. Unconstrained Equity Portfolio

Schedule A to Distribution Contract

IN WITNESS WHEREOF, ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST and ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC have each caused this Schedule A to the Distribution Contract to be signed in its behalf by its duly authorized representative, on this 30th day of June, 2014.

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:	/s/ John C. Carroll
Name:	John C. Carroll
Title:	Managing Director, Chief Executive Officer (Head of Retail Distribution U.S.)

[Signature Page to Schedule A to Distribution Contract]